Exhibit 99.1

FOR IMMEDIATE RELEASE

Barnes & Noble Education Reports Second Quarter Fiscal Year 2019 Financial Results
December 4, 2018, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading provider of educational products and services solutions for higher education and K-12, today reported sales and earnings for the second quarter for fiscal year 2019, which ended on October 27, 2018.

The Company has three reportable segments: Barnes & Noble College Booksellers, LLC (“BNC”), MBS Textbook Exchange, LLC (“MBS”), and Digital Student Solutions (“DSS”). All material intercompany accounts and transactions have been eliminated in consolidation.

Financial highlights for the second quarter 2019:

•
Consolidated second quarter sales of $814.8 million decreased 8.1%, as compared to the prior year period; year to date consolidated sales of $1,152.3 million decreased 7.3% as compared to the prior year period.

•
Consolidated second quarter GAAP net income increased to $59.7 million, as compared to $48.4 million in the prior year period; year to date GAAP net income increased to $21.1 million, as compared to $13.6 million in the prior year period.

•
Consolidated second quarter non-GAAP Adjusted Earnings increased to $60.1 million, as compared to $49.9 million in the prior year period; year to date non-GAAP Adjusted Earnings increased to $21.5 million, as compared to $20.1 million in the prior year period.

•
Consolidated second quarter non-GAAP Adjusted EBITDA decreased to $95.4 million, as compared to $102.4 million in the prior year period; year to date non-GAAP Adjusted EBITDA decreased to $62.9 million, as compared to $70.0 million in the prior year period.

Operational highlights for the second quarter 2019:

•
Increased sales of BNC First Day™ inclusive access by over 80%. The First Day platform, which is live on approximately 100 campuses, drives down the cost of course materials for students and secures a higher sell through rate for the Company.

•
Launched flagship student study subscription service, Bartleby Textbook Solutions, which features step-by-step textbook solutions across numerous subject areas. The product launch marks the Company’s first internally developed digital solution in its DSS segment, and is another important step in its ongoing digital transformation. The Company expects to have approximately one million textbook solutions available for the spring semester, as well as expert Q&A capabilities, providing further critical services for students to achieve better success throughout their academic journey.

•
Completed acquisition of PaperRater.com, a leading website that offers students a suite of writing services that includes a plagiarism checker, writing revision tools and an AI-based auto-grading scoring system to help students improve multiple facets of their writing. Along with the acquisition of Student Brands in August 2017, PaperRater bolsters the Company’s competitive position in student writing services and expands its content library.

•
StudyMode writing product rolled out across the majority of BNC and MBS e-commerce sites, allowing students to add a StudyMode subscription to their cart at point of purchase. StudyMode and Bartleby Textbook Solutions will also be integrated into point-of-sale and in-store systems for the spring semester.

“During the first half of fiscal 2019, BNED accomplished significant milestones in its continued development of the digital services and offerings the industry is demanding. While we are pleased with the improvement in consolidated net income, our focus is on investing in digital growth platforms and offerings for the future while also taking steps to preserve current levels of profitability and cash flow,” said Michael P. Huseby, Chairman & Chief Executive Officer, Barnes & Noble Education. “At BNC, sales were impacted by lower comparable stores sales and the impact of previously announced store closings. At MBS, wholesale sales were impacted by lower publisher rental penetration than anticipated, as well as lower net sales of traditional wholesale textbooks. We are taking steps to improve our sales execution and more aggressively manage expense and capital spending during this transformation to digital platforms and offerings. BNED’s financial position remains strong and we continue to realize our vision of becoming a premier provider of both physical and digital educational services.”

Second Quarter 2019 and Year to Date Results
Results for the 13 and 26 weeks of fiscal 2019 and fiscal 2018 are as follows:

$ in millions	13 and 26 Weeks Selected Data (unaudited)
	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Q2 2019	Q2 2018	2019	2018
Total Sales	$814.8	$886.9	$1,152.3	$1,242.6
Net Income	$59.7	$48.4	$21.1	$13.6

Non-GAAP(1)
Adjusted EBITDA	$95.4	$102.4	$62.9	$70.0
Adjusted Earnings	$60.1	$49.9	$21.5	$20.1
(1) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measures as required under SEC rules regarding the use of non-GAAP financial measures.

Consolidated Results

Consolidated second quarter sales of $814.8 million decreased $72.1 million, or 8.1%, as compared to the prior year period. The sales decrease was primarily attributable to declines at BNC and MBS partially offset by an increase at DSS.

The Company’s non-GAAP Adjusted EBITDA decreased $7.0 million for the quarter, as compared to the prior year period. The decrease is primarily attributable to lower sales at BNC and MBS, as well as investments made in DSS, partially offset by the benefit of intercompany eliminations recognized in the second fiscal quarter. This elimination, as expected, was recognized in the second quarter as BNC sold through or returned the inventory which was purchased from MBS in the first fiscal quarter.

BNC Results

BNC sales decreased by $54.4 million, or 7.2%, as compared to the prior year period. Comparable store sales at BNC decreased 5.6% for the quarter representing approximately $41.6 million in revenue, primarily due to lower textbook sales. Sales from net new stores (new stores less closed stores) declined by $15.2 million compared to an increase of $21.1 million in the prior year.

BNC non-GAAP Adjusted EBITDA for the quarter declined by $4.0 million to $68.5 million, as compared to $72.5 million in the prior year period. The gross margin impact of lower sales was partially offset by higher margins and lower selling and administrative expenses resulting in BNC’s decrease in Adjusted EBITDA.

MBS Results

MBS total sales of $119.0 million for the quarter decreased by $15.9 million, or 11.8%, as compared to $134.9 million in the prior year period.

MBS Wholesale net sales of $37.9 million for the quarter decreased by $9.6 million, or 20.2%, as compared to $47.5 million during the prior year period. MBS Wholesale net sales were impacted by lower publisher rental penetration than anticipated, as well as lower net sales of traditional wholesale textbooks. MBS Direct sales of $81.1 million for the quarter decreased by $6.3 million, or 7.2%, as compared to $87.4 million in the prior year period, due to lower sales from Higher Ed accounts and net new stores.

MBS non-GAAP Adjusted EBITDA for the quarter was $18.6 million for the quarter, as compared to $20.9 million in the prior year period. This decrease was primarily driven by the impact of lower sales, partially offset by higher margins and lower selling and administrative expenses.

DSS Results

DSS sales of $4.9 million for the quarter increased by $0.4 million, or 10.0% as compared to $4.5 million during the prior year period. The increase reflects the operating results of Student Brands, which generates sales through subscriptions to its digital properties.

DSS non-GAAP Adjusted EBITDA was $1.4 million for the quarter, as compared to $2.2 million in the prior year period. The decrease is the result of investments in the development of the Company’s new study subscription product offering, Bartleby Textbook Solutions, partially offset by the increase of Student Brands Adjusted EBITDA.

Other
Expenses for Corporate Services, which includes unallocated shared-service costs, such as various corporate level expenses and other governance functions, were $6.0 million for the quarter as compared to $4.7 million in the prior period.

Intercompany gross margin eliminations of $13.0 million reflected in Adjusted EBITDA, compared to $11.7 million in the prior year period, is higher due to an increase in intercompany sales from MBS to BNC during the first fiscal quarter and recognized in the second fiscal quarter as BNC either sold or returned the inventory purchased from MBS.

Outlook
For fiscal year 2019, the Company expects consolidated sales to be in the range of $2.2 billion to $2.3 billion before intercompany eliminations, and consolidated Adjusted EBITDA to be in a range of $110 million to $125 million. The current outlook is expected to be at the low end of those ranges. Capital expenditures are expected to be approximately $50 million, $10 million lower than the Company’s previously disclosed outlook, increasing over fiscal year 2018 primarily due to the Company’s investments in digital content required to develop and offer new DSS products.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 10:00 a.m. Eastern Time on Tuesday, December 4, 2018 and can be accessed at the Barnes & Noble Education corporate website at investor.bned.com or www.bned.com.

Barnes & Noble Education expects to report fiscal 2019 third quarter results on or about March 6, 2019.

EXPLANATORY NOTE
The condensed consolidated financial statements for the 13 and 26 weeks ended October 27, 2018 include the financial results of Student Brands, LLC (in the DSS segment) for the entire period and the condensed consolidated financial statements for the 13 and 26 weeks ended October 28, 2017 include the financial results of Student Brands, LLC from the acquisition date on August 3, 2017 (the second quarter of fiscal year 2018).
We have three reportable segments: BNC, MBS and DSS as follows:

•
The BNC Segment is comprised of the operations of Barnes & Noble College Booksellers, LLC ("BNC") which operates 773 physical campus bookstores, the majority of which also have school-branded e-commerce sites operated by BNC and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. BNC also offers its First Day™ inclusive access program, in which course materials, including e-content, are offered at a reduced price through a course materials fee, and delivered to students digitally on or before the first day of class. Additionally, the BNC segment offers a suite of digital content, software, and services to colleges and universities through our LoudCloud platform, such as predictive analytics, a variety of open educational resources courseware, and a competency-based learning platform.

•
The MBS Segment is comprised of MBS Textbook Exchange, LLC's ("MBS") two highly integrated businesses: MBS Direct which operates 677 virtual bookstores for college and university campuses, and K-12 schools, and MBS Wholesale which is one of the largest textbook wholesalers in the country. MBS Wholesale's business centrally sources and sells new and used textbooks to more than 3,500 physical college bookstores, including BNC’s 773 campus bookstores. MBS Wholesale sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to over 400 college bookstores.

•
The Digital Student Solutions ("DSS") Segment includes direct-to-student products and services to assist students to study more effectively and improve academic performance. The DSS segment is comprised of the operations of Student Brands, a leading direct-to-student subscription-based writing services business, and Bartleby Textbook Solutions. The DSS segment also includes tutoring and test prep services offered through our partnership with The Princeton Review.

Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources.
All material intercompany accounts and transactions have been eliminated in consolidation.
Our condensed consolidated financial statements reflect the following reclassifications for consistency with the current year presentation:

•
Cost of Sales expenses primarily related to facility costs and insurance for the Corporate Services category have been reclassified to Selling and Administrative Expenses in the condensed consolidated statements of operations.

•
For our digital rental products, we have reclassified Rental Income to Product Sales and Other, and have reclassified Rental Cost of Sales to Product and Other Cost of Sales in the condensed consolidated statements of operations, with no impact to Gross Margin. Digital rental revenue and digital rental cost of sales are recognized at the time of delivery and are not deferred over the rental period.

Prior periods presented reflect the reclassifications noted above.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		26 weeks ended
	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017
Sales:
Product sales and other	$756,173	$820,071	$1,074,018	$1,155,040
Rental income	58,593	66,790	78,232	87,532
Total sales	814,766	886,861	1,152,250	1,242,572
Cost of sales: (a)
Product and other cost of sales	568,971	630,176	827,723	907,854
Rental cost of sales	35,035	39,985	47,157	52,818
Total cost of sales	604,006	670,161	874,880	960,672
Gross profit	210,760	216,700	277,370	281,900
Selling and administrative expenses	115,323	115,290	214,467	215,187
Depreciation and amortization expense	16,421	16,704	32,959	31,721
Restructuring and other charges (a)	—	193	—	5,429
Transaction costs (a)	537	1,257	537	1,846
Operating income	78,479	83,256	29,407	27,717
Interest expense, net	1,836	1,836	5,358	4,874
Income before income taxes	76,643	81,420	24,049	22,843
Income tax expense	16,946	33,025	2,974	9,231
Net income	$59,697	$48,395	$21,075	$13,612

Earnings per common share:
Basic	$1.26	$1.04	$0.45	$0.29
Diluted	$1.25	$1.03	$0.44	$0.29
Weighted average common shares outstanding:
Basic	47,184	46,705	47,050	46,611
Diluted	47,824	47,006	47,689	47,144

(a) For additional information, see Note (a) - (c) in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended		26 weeks ended
	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017
Percentage of sales:
Sales:
Product sales and other	92.8%	92.5%	93.2%	93.0%
Rental income	7.2%	7.5%	6.8%	7.0%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Product and other cost of sales (a)	75.2%	76.8%	77.1%	78.6%
Rental cost of sales (a)	59.8%	59.9%	60.3%	60.3%
Total cost of sales	74.1%	75.6%	75.9%	77.3%
Gross profit	25.9%	24.4%	24.1%	22.7%
Selling and administrative expenses	14.2%	13.0%	18.6%	17.3%
Depreciation and amortization expense	2.0%	1.9%	2.9%	2.6%
Restructuring and other charges	—%	—%	—%	0.4%
Transaction costs	0.1%	0.1%	—%	0.1%
Operating income	9.6%	9.4%	2.6%	2.3%
Interest expense, net	0.2%	0.2%	0.5%	0.4%
Income before income taxes	9.4%	9.2%	2.1%	1.9%
Income tax expense	2.1%	3.7%	0.3%	0.7%
Net income	7.3%	5.5%	1.8%	1.2%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	October 27, 2018	October 28, 2017
ASSETS
Current assets:
Cash and cash equivalents	$20,048	$17,494
Receivables, net	138,048	153,646
Merchandise inventories, net	505,943	506,728
Textbook rental inventories	70,599	78,062
Prepaid expenses and other current assets	16,554	22,198
Total current assets	751,192	778,128
Property and equipment, net	112,029	115,734
Intangible assets, net	213,886	229,498
Goodwill	53,982	362,412
Other noncurrent assets	41,632	41,469
Total assets	$1,172,721	$1,527,241
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$443,319	$458,833
Accrued liabilities	170,037	184,283
Total current liabilities	613,356	643,116
Long-term deferred taxes, net	7,906	16,187
Other long-term liabilities	59,419	96,294
Long-term borrowings	—	41,800
Total liabilities	680,681	797,397
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 51,026 and 50,028 shares, respectively; outstanding, 47,561 and 46,914 shares, respectively	511	500
Additional paid-in-capital	722,286	713,018
(Accumulated deficit) Retained earnings	(199,128)	45,975
Treasury stock, at cost	(31,629)	(29,649)
Total stockholders' equity	492,040	729,844
Total liabilities and stockholders' equity	$1,172,721	$1,527,241

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The components of the sales variances for the 13 and 26 week periods are as follows:

Dollars in millions	13 weeks ended		26 weeks ended
	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017
BNC Sales
New stores (a)	$18.4	$26.3	$25.1	$41.7
Closed stores (a)	(33.6)	(5.2)	(40.4)	(7.5)
Comparable stores (b)	(41.6)	(33.8)	(46.5)	(38.6)
Textbook rental deferral	3.8	2.3	3.6	3.6
Service revenue (c)	(0.1)	—	0.3	1.9
Other (d)	(1.3)	(2.9)	(1.3)	(3.7)
BNC sales subtotal:	$(54.4)	$(13.3)	$(59.2)	$(2.6)
MBS Sales (e)
Wholesale	$(9.6)	$47.5	$(13.7)	$140.0
Direct	(6.3)	87.4	(11.7)	134.7
MBS sales subtotal:	$(15.9)	$134.9	$(25.4)	$274.7
DSS Sales (f)	$0.4	4.5	$6.1	4.5
Eliminations (g)	$(2.2)	(9.9)	$(11.8)	(43.9)
Total sales variance:	$(72.1)	$116.2	$(90.3)	$232.7

(a)	The following is a store count summary for BNC physical stores and MBS virtual stores:

	13 weeks ended				26 weeks ended
	October 27, 2018		October 28, 2017		October 27, 2018		October 28, 2017
Number of Stores:	BNC Stores	MBS Direct Stores	BNC Stores	MBS Direct Stores	BNC Stores	MBS Direct Stores	BNC Stores	MBS Direct Stores
Number of stores at beginning of period	753	684	781	709	768	676	769	712
Stores opened	21	9	—	8	34	26	24	13
Stores closed	1	16	4	12	29	25	16	20
Number of stores at end of period	773	677	777	705	773	677	777	705

(b)	For Comparable Store Sales details, see below.

(c)	Service revenue includes Promoversity, brand partnerships, shipping and handling, LoudCloud digital content, software, and services, and revenue from other programs.

(d)	Other includes inventory liquidation sales to third parties, and certain accounting adjusting items related to return reserves, agency sales and other deferred items.

(e)
The variance for the MBS segment for the 13 and 26 weeks ended October 28, 2017 represents the sales activity for MBS Textbook Exchange, LLC ("MBS") which we acquired on February 27, 2017 (the fourth quarter of Fiscal 2017).

(f)
DSS segment revenue includes Student Brands, LLC subscription-based writing services business. The condensed consolidated financial statements for the 13 and 26 weeks ended October 27, 2018 include the financial results of Student Brands, LLC for the entire period and the condensed consolidated financial statements for the 13 and 26 weeks ended October 28, 2017 include the financial results of Student Brands, LLC from the date of acquisition on August 3, 2017.

(g)	Eliminates MBS sales to BNC and BNC commissions earned from MBS.

Comparable Store Sales - Barnes & Noble College

Comparable store sales variances by category for the 13 and 26 week periods are as follows:

	13 weeks ended				26 weeks ended
	October 27, 2018		October 28, 2017		October 27, 2018		October 28, 2017
Textbooks (Course Materials)	$(44.2)	(8.1)%	$(28.8)	(5.0)%	$(48.7)	(7.6)%	$(36.5)	(5.5)%
General Merchandise	3.2	1.8%	(3.4)	(1.9)%	4.4	1.5%	0.2	0.1%
Trade Books	(0.6)	(4.7)%	(1.6)	(11.2)%	(2.2)	(8.8)%	(2.3)	(8.5)%
Total Comparable Store Sales	$(41.6)	(5.6)%	$(33.8)	(4.4)%	$(46.5)	(4.8)%	$(38.6)	(3.9)%
Comparable store sales includes sales from stores that have been open for an entire fiscal year period, does not include sales from closed stores for all periods presented, and digital agency sales are included on a gross basis. We believe the current comparable store sales calculation method reflects the manner in which management views comparable sales, as well as the seasonal nature of our business. Prior year comparable store sales exclude store inventory sales to MBS, which are reflected as intercompany inventory transfers since the acquisition.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Adjusted Earnings	13 weeks ended		26 weeks ended
	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017
Net income	$59,697	$48,395	$21,075	$13,612
Reconciling items, after-tax (below)	398	1,519	398	6,525
Adjusted Earnings (Non-GAAP)	$60,095	$49,914	$21,473	$20,137

Reconciling items, pre-tax
Inventory valuation amortization (MBS) (non-cash) (a)	$—	$1,025	$—	$3,273
Restructuring and other charges (b)	—	193	—	5,429
Transaction costs (c)	537	1,257	537	1,846
Reconciling items, pre-tax	537	2,475	537	10,548
Less: Pro forma income tax impact (d)	139	956	139	4,023
Reconciling items, after-tax	$398	$1,519	$398	$6,525

Adjusted EBITDA	13 weeks ended		26 weeks ended
	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017
Net income	$59,697	$48,395	$21,075	$13,612
Add:
Depreciation and amortization expense	16,421	16,704	32,959	31,721
Interest expense, net	1,836	1,836	5,358	4,874
Income tax expense	16,946	33,025	2,974	9,231
Inventory valuation amortization (MBS) (non-cash) (a)	—	1,025	—	3,273
Restructuring and other charges (b)	—	193	—	5,429
Transaction costs (c)	537	1,257	537	1,846
Adjusted EBITDA (Non-GAAP)	$95,437	$102,435	$62,903	$69,986

(a) For the 13 weeks and 26 weeks ended October 28, 2017, gross margin includes $1.0 million and $3.3 million, respectively, of incremental cost of sales related to amortization of the MBS inventory fair value adjustment of $3.7 million recorded as of the acquisition date, February 27, 2017. The non-cash fair value inventory adjustment for MBS was recognized over six months from the date of acquisition and was allocated based on monthly sales.

(b) On July 19, 2017, Mr. Max J. Roberts resigned as Chief Executive Officer of the Company and Mr. Michael P. Huseby was appointed to the position of Chief Executive Officer and Chairman of the Board, both effective as of September 19, 2017. During the 26 weeks ended October 28, 2017, we recognized restructuring and other charges of approximately $5.4 million, which is comprised of the severance and transition payments. For additional information, see Form 8-K dated July 19, 2017, filed with the SEC on July 20, 2017.

(c) Transaction costs are costs incurred for business development and acquisitions.

(d) Represents the income tax effects of the non-GAAP items.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information
(In thousands, except percentages)
(Unaudited)

Segment Information (a)	13 weeks ended		26 weeks ended
	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017
Sales
BNC	$702,870	$757,301	$948,045	$1,007,278
MBS	118,954	134,851	249,278	274,652
DSS	4,934	4,486	10,611	4,486
Elimination	(11,992)	(9,777)	(55,684)	(43,844)
Total	$814,766	$886,861	$1,152,250	$1,242,572

Gross profit
BNC	$162,083	$167,523	$211,398	$216,747
MBS (b)	30,893	34,200	57,644	64,037
DSS	4,789	4,344	10,343	4,344
Elimination	12,995	11,658	(2,015)	45
Total	$210,760	$217,725	$277,370	$285,173

Selling and administrative expenses
BNC	$93,625	$95,041	$172,640	$176,222
MBS	12,334	13,329	24,193	25,405
DSS	3,387	2,176	6,166	2,399
Corporate Services	6,016	4,744	11,509	11,161
Elimination	(39)	—	(41)	—
Total	$115,323	$115,290	$214,467	$215,187

Adjusted EBITDA (Non-GAAP) (c)
BNC	$68,458	$72,482	$38,758	$40,525
MBS (b)	18,559	20,871	33,451	38,632
DSS	1,402	2,168	4,177	1,945
Corporate Services	(6,016)	(4,744)	(11,509)	(11,161)
Elimination	13,034	11,658	(1,974)	45
Total	$95,437	$102,435	$62,903	$69,986

(a) See Explanatory Note in this Press Release for Segment descriptions and consolidation information.

(b) For the 13 weeks and 26 weeks ended October 28, 2017, gross margin includes $1.0 million and $3.3 million, respectively, of incremental cost of sales related to amortization of the MBS inventory fair value adjustment of $3.7 million recorded as of the acquisition date, February 27, 2017. The non-cash fair value inventory adjustment for MBS was recognized over six months from the date of acquisition and was allocated based on monthly sales.

(c) For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

Percentage of Segment Sales	13 weeks ended		26 weeks ended
	October 27, 2018	October 28, 2017	October 27, 2018	October 28, 2017
Gross margin
BNC	23.1%	22.1%	22.3%	21.5%
MBS	26.0%	25.4%	23.1%	23.3%
DSS	97.1%	96.8%	97.5%	96.8%
Elimination	(108.4)%	(119.2)%	3.6%	(0.1)%
Total gross margin	25.9%	24.6%	24.1%	23.0%

Selling and administrative expenses
BNC	13.3%	12.5%	18.2%	17.5%
MBS	10.4%	9.9%	9.7%	9.2%
DSS	68.6%	48.5%	58.1%	53.5%
Corporate Services	N/A	N/A	N/A	N/A
Elimination	N/A	N/A	N/A	N/A
Total selling and administrative expenses	14.2%	13.0%	18.6%	17.3%

Use of Non-GAAP Financial Information - Adjusted Earnings and Adjusted EBITDA

To supplement the Company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measures of Adjusted Earnings (defined as net income adjusted for certain reconciling items) and Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income).

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

The Company's management reviews these non-GAAP financial measures as internal measures to evaluate the Company's performance and manage the Company's operations. The Company's management believes that these measures are useful performance measures which are used by the Company to facilitate a comparison of on-going operating performance on a consistent basis from period-to-period. The Company's management believes that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting the Company's business than measures under GAAP can provide alone, as it excludes certain items that do not reflect the ordinary earnings of its operations. The Company's Board of Directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. The Company's management believes that the inclusion of Adjusted EBITDA and Adjusted Earnings results provides investors useful and important information regarding the Company's operating results.

The non-GAAP measures included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measures as required under Securities and Exchange Commission (the “SEC”) rules regarding the use of non-GAAP financial measures. All of the items included in the reconciliations below are either (i) non-cash items or (ii) items that management does not consider in assessing the Company's on-going operating performance. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 28, 2018 filed with the SEC on June 20, 2018, which includes consolidated financial statements for each of the three years for the period ended April 28, 2018 (Fiscal 2018, Fiscal 2017, and Fiscal 2016) and the Company's Quarterly Report on Form 10-Q for the period ended July 28, 2018 filed with the SEC on August 22, 2018.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading provider of higher education and K-12 educational products and solutions. Through its Barnes & Noble College and MBS Textbook Exchange segments, Barnes & Noble Education operates 1,450 physical and virtual bookstores across the U.S., serving more than 6 million students and faculty. Through its Digital Student Solutions segment, the Company offers direct-to-student products and services that help students study more effectively and improve academic performance, enabling them to gain the valuable skills necessary to succeed after college. The Company also operates one of the largest textbook wholesale distribution channels in the United States. For more information please visit
www.bned.com.

BNED companies include: Barnes & Noble College Booksellers, LLC, MBS Textbook Exchange, LLC, BNED LoudCloud, LLC, Student Brands, LLC, Promoversity, LLC, and PaperRater, LLC. General information on Barnes & Noble Education may be obtained by visiting the Company's corporate website: www.bned.com.

Media Contact:	Investor Contact:
Carolyn J. Brown	Thomas D. Donohue
Senior Vice President	Senior Vice President
Corporate Communications and Public Affairs	Treasurer and Investor Relations
Barnes & Noble Education, Inc.	Barnes & Noble Education, Inc.
(908) 991-2967	(908) 991-2966
cbrown@bned.com	tdonohue@bned.com

Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, and the inability to achieve the expected cost savings; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions, including MBS Textbook Exchange, LLC and Student Brands, LLC, may not be fully realized or may take longer than expected; the integration of the operations of various acquisitions, including MBS Textbook Exchange, LLC and Student Brands, LLC, into our own may also increase the risk of our internal controls being found ineffective; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including risks associated with merchandise sourced indirectly from outside the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws which may restrict or prohibit our use of emails or similar marketing activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended April 28, 2018. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.